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                             MEDIA ARTS GROUP, INC.


                                                                   EXHIBIT 11.01
                   ITEM 6(a): EXHIBITS AND REPORTS ON FORM 8-K

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (1)

                                                               Three Months Ended June 30,
                                                               ---------------------------
                                                                   1996              1995
                                                              -------------     -------------
Net income...........................................         $      (1,356)    $         206
                                                              =============     =============
Weighted average common shares outstanding...........                 9,867             9,720
Common shares issuable on exercise of options and
  warrants (2).......................................                     -               286
                                                              -------------     -------------
Weighted average common and common equivalent
  shares outstanding.................................                 9,867            10,006
                                                              =============     =============

Net income (loss) per common share...................         $       (0.14)    $        0.02
                                                              =============     =============


(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method and the average market price of $6.54 per share for the quarter ended June 30, 1995.

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